As filed with the United States Securities and Exchange Commission on May 20, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

CIMAREX ENERGY CO.

(Exact name of registrant as specified in its charter)

Delaware	45-0466694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cimarex Energy Co. 2011 Equity Incentive Plan
Cimarex Energy Co. 401(k) Plan

(Full title of the plan)

1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518
(303) 295-3995

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas A. Richardson
Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518
(303) 295-3995

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to Be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	5,800,000	$89.97	(2)	$521,826,000	$60,584
Interests in the 401(k) Plan

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Cimarex Energy Co. 2011 Equity Incentive Plan or 401(k) Plan (collectively, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock.  In addition, pursuant to Rule 416(c) under the Act, this registration statement also covers an indeterminate amount of shares and interests to be offered or sold pursuant to the employee benefit plans described herein.

.

(2)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h).  The price per share and aggregate offering price are based upon the average of the high and low prices of the common stock on May 17, 2011, as reported on the New York Stock Exchange.

The chart below details the calculation of the registration fee.

Securities	Number of Shares	Offering price per Share	Aggregate Offering Pring

Shares reserved for future grant under the 2011 Equity Incentive Plan	5,300,000	$89.97	$476,841,000
Shares issuable pursuant to the 401(k) Plan	500,000	$89.97	$44,985,000

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Act.  Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by Cimarex Energy Co. (“Registrant”) with the Commission are incorporated by reference into this registration statement, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

(a)                                  Annual Report on Form 10-K for fiscal year ended December 31, 2010, filed February 25, 2011.

(b)                                 Annual Report on Form 11-K (Cimarex Energy Co. 401(k) Plan) for fiscal year ended December 31, 2009, filed June 28, 2010.

(c)                                  Quarterly Report on Form 10-Q for quarter ended March 31, 2011, filed May 6, 2011.

(d)                                 Current Report on Form 8-K, filed May 20, 2011

(e)                                  The description of the Registrant’s common stock and preferred stock contained in Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-158683) filed on April 22, 2009, and any subsequent amendment thereto filed for the purpose of updating such description.

(f)                                    All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the end of the fiscal year covered by the Registrant’s annual report, referred to in (a) above, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

All documents subsequently filed by the Registrant or by the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities

The Registrant’s common stock, par value $.01 per share, is registered pursuant to Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Article V of the Registrant’s Amended and Restated Certificate of Incorporation eliminates director liability for monetary damages arising from any breach of the director’s duty of care.

Article VII of the Registrant’s Amended and Restated By-laws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of the Registrant or a direct or indirect wholly owned subsidiary of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any such subsidiary or another company, savings and loan association, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the DGCL, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant (and with respect to a criminal action, had no reason to believe his conduct was unlawful); except that with respect to actions brought by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to the Registrant, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.  Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  Article VIII provides that the Registrant may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Registrant of an undertaking by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VIII.

Both the DGCL and Article VIII of the Registrant’s Amended and Restated By-laws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.  Under an insurance policy maintained by the Registrant, the Registrant is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by the Registrant.

The Registrant has entered into separate indemnification agreements with each of its directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL.  These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.  These indemnification agreements may also require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Name

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Registrant’s Current Report on Form 8-K, filed with the SEC on June 8, 2005)

4.2	Amended and Restated Bylaws (incorporated by reference from Registrant’s Current Report on Form 8-K, filed with the SEC on September 20, 2007)

5.1	Opinion of counsel

23.1	Consent of KPMG LLP

23.2	Consent of Anton Collins Mitchell LLP

23.3	Consent of DeGolyer and MacNaughton

23.4	Consent of legal counsel (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (contained on the signature pages)

Item 9. Undertakings

1.                                       The undersigned Registrant hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)                                 That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado, on May 18, 2011.

CIMAREX ENERGY CO.

By:	/s/ F. H. Merelli
F.H. Merelli
Chairman, President and Chief Executive Officer

We, the undersigned officers and directors of Cimarex Energy Co. hereby severally constitute and appoint F.H. Merelli and Thomas A. Richardson, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments or any abbreviated Registration Statement, and any amendments thereto, filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; granting unto said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, hereby ratifying and confirming all that said attorneys-in-fact lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. H. Merelli	Director, Chairman, President and Chief	May 18, 2011
F.H. Merelli	Executive Officer
(Principal Executive Officer)

/s/ Paul Korus	Sr. Vice President, Chief Financial Officer	May 18, 2011
Paul Korus	(Principal Financial Officer)

/s/ James H. Shonsey	Vice President, Chief Accounting Officer	May 18, 2011
James H. Shonsey	and Controller
(Principal Accounting Officer)

/s/ Jerry Box	Director	May 18, 2011
Jerry Box

/s/ Hans Helmerich	Director	May 18, 2011
Hans Helmerich

/s/ David A. Hentschel	Director	May 18, 2011
David A. Hentschel

Signature	Title	Date

/s/ Harold R. Logan, Jr.	Director	May 18, 2011
Harold R. Logan, Jr.

/s/ Monroe W. Robertson	Director	May 18, 2011
Monroe W. Robertson

/s/ Michael J. Sullivan	Director	May 18, 2011
Michael J. Sullivan

/s/ L. Paul Teague	Director	May 18, 2011
L. Paul Teague

The Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 18, 2011

CIMAREX ENERGY CO. 401(k) PLAN

By:	/s/ Richard S. Dinkins
Richard S. Dinkins
Member, Plan Administrative Committee